Exhibit 4.49
DECLARATION OF THE GOVERNMENT OF THE DEMOCRATIC REPUBLIC OF THE CONGO,
RELATING TO THE DEVELOPMENT OF THE MOTO GOLD PROJECT
To:
Randgold Resources Limited a corporation existing under the laws of Jersey and referred to hereinafter as “Randgold”;
AngloGold Ashanti Limited, a corporation existing under the laws of South Africa and referred to hereinafter as “AngloGold”;
Moto Goldmines Limited a corporation existing under the laws of British Columbia and referred to hereinafter as “Moto Goldmines”; and
Kibali Goldmines SPRL a corporation existing under the laws of the Democratic Republic of the Congo and referred to hereinafter as “Kibali”.
The GOVERNMENT OF THE DEMOCRATIC REPUBLIC OF THE CONGO (hereinafter referred to as the “Republic”) hereby declares as follows:
1.	The Republic acknowledges that Moto Goldmines a company purchased by Randgold and AngloGold, owns 70% of the share capital of Kibali, with the other 30% being owned by L’Office des Mines d’Or de Kilo-Moto, and notes that Kibali (Jersey) Limited (“Jersey”), a company controlled by Randgold and AngloGold intends to purchase 20% of the shares in Kibali held by L’Office des Mines d’Or de Kilo-Moto.

2.	The Republic acknowledges the contents of the Protocol to be entered into between it, Moto Goldmines and Jersey detailing the obligations of the Republic, Moto Goldmines and Jersey, in respect of the renewal of the exploitation permits held by Kibali.

3.	The Republic confirms to Randgold, AngloGold, Moto Goldmines and Kibali that, as at the date hereof, the Mining Code (meaning Law no. 007/2002 of 11 July 2002 relating to the mining code of the DRC, as amended from time to time) and the Mining Regulations (means the decree No. 038/2003 of 26 March 2003 establishing the mining regulations, as amended from time to time) are in full force and effect and constitute binding obligations on the Republic and have not been amended to this date, and that there are no current or planned proposals to amend or supplement the Mining Code and Mining Regulations.

4.	The Republic confirms to Randgold, AngloGold, Moto Goldmines and Kibali as at the date hereof, that the only taxes, customs duties, charges, royalties and other fees due to the public Treasury applicable to Kibali, Moto Goldmines, Randgold or AngloGold or any other company associated with them and involved in the Moto Gold Project which apply to mining activities in the Republic are those outlined in Title IX of the Mining Code (including those referred to as arising under substantive law in Article 220 of the Mining Code). The Republic guarantees the stability of these provisions in accordance with Article 276 of the Mining Code.

5.	The Republic agrees (as per the Protocol) that, provided that Kibali complies with the requirements of the Mining Code and the Mining Regulations, and that the payment provided for in the Protocol is made, any and all of the exploitation permits held by Kibali which have not been renewed at the date hereof shall, subject to the provisions of the Mining Code, be renewed on the terms of the Protocol and thereby extended for a fifteen year period from the date of their current expiration and each and every other permits and licenses required for development and exploitation of the Moto Gold Project shall be granted in a timely manner.

6.	The Republic agrees (as per the Protocol) that during the period for which the Moto Gold Project is in commercial production and provided that Kibali complies with the requirements of the Mining Code and the Mining Regulations, and that the payment provided for in the Protocol is made, all of the exploitation permits held by Kibali shall be renewed on all relevant future renewal dates.
7.	Provided that the payment required in the Protocol is made, the Republic agrees not to terminate or otherwise limit the scope of the exploitation permits held by Kibali other than (1) in accordance with their terms and the terms of the Mining Code or (2) in accordance with the provisions of the Contract of Association or Revised Contract of Association (as such terms are defined in the Protocol), as the case may be, and as they may be amended from time to time.

8.	The Republic undertakes, in observance of the Contract of Association or the Revised Contract of Association (as the case may be), that it shall take no action to prevent, prohibit or frustrate any future transfer of any shares in Kibali by Moto Goldmines, Jersey, Randgold or AngloGold or any other company associated with them and involved in the Moto Goldmines project to any company associated with them and involved in the Moto Goldmines project. It will levy no charges on such transfer other than normally applicable share transfer taxes and it will not be required, in connection with such transfer, to acquire a further interest in Kibali.

9.	By the present Declaration, the Republic agrees that any dispute shall be settled by international arbitration on the same basis as set out in the Revised Joint Venture Agreement governing the Moto Gold Project.
SIGNED the 30 OCTOBER 2009 FOR AND ON BEHALF OF THE GOVERNMENT OF THE DEMOCRATIC REPUBLIC OF THE CONGO BY:
H.E. the Minister of Portfolio
Signature           /s/ Jeannine Mabunda
H.E. the Minister of Mines
Signature           /s/ Martin Kabwelulu